UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 8, 2014

RiceBran Technologies
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6720 N. Scottsdale Road, Suite 390 Scottsdale, AZ	85253
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

As previously reported, RiceBran Technologies (the “Company”) on December 12, 2013 entered into an underwriting agreement with Maxim Group LLC, as sole book-running manager and representative of the several underwriters named in Schedule I thereto, pursuant to which the Company agreed to issue and sell to the underwriters an aggregate of 1,714,286 shares (the “Shares”) of Company common stock (the “Common Stock”) together with warrants to purchase an aggregate of 1,714,286 shares of Common Stock at an exercise price equal to $6.55 per share (each a “Warrant” and collectively, the “Warrants”) (the “Offering”).  Under the terms of the underwriting agreement, the Company also granted the underwriters an option, exercisable in whole or in part at any time within 45 days of December 12, 2013, to purchase up to an aggregate of 257,143 shares of Common Stock and/or 257,143 Warrants to cover any over-allotments made by the Underwriters in the sale and distribution of the Shares and Warrants (the “Over-allotment Option”).  The shares of Common Stock and Warrants were offered and sold to the public pursuant to the Company’s registration statement on Form S-1 (File No. 333-191448), as amended, which became effective on December 12, 2013.  The Common Stock was sold at a purchase price of $5.24 per share and the accompanying Warrant at $0.01 per Warrant. The portion of the offering for the sale of the Shares and Warrants to the public closed on December 18, 2013.

On January 6, 2014, the underwriters provided notice that they would partially exercise the Over-allotment Option to purchase 162,586 shares of over-allotment common stock and over-allotment warrants to purchase 162,586 shares of Common Stock.  The sale of the currently excercised over-allotment shares and warrants was completed on January 8, 2014.  The Company has received gross proceeds of $9.9 milion for the Offering to date, including the current partial exercise of the Over-allotment Option, but prior to deducting underwriting discounts and commissions and offering expenses payable by the Company.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press release dated January 9, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICEBRAN TECHNOLOGIES

Date: January 10, 2014	By:	/s/ J. Dale Belt
Jerry Dale Belt
Chief Financial Officer
(Duly Authorized Officer)